                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        CONCORDE CAREER COLLEGES, INC.
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        CONCORDE CAREER COLLEGES, INC.
- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         CONCORDE CAREER COLLEGES, INC.

                               CITY CENTER SQUARE
                                1100 MAIN STREET
                             POST OFFICE BOX 26610
                          KANSAS CITY, MISSOURI 64196

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 2, 1995

TO ALL STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of the Stockholders of Concorde Career Colleges, Inc., a Delaware corporation, will be held on the 2nd day of June, 1995, at 9:00 a.m., Central Time, at City Center Square, Suite 202, 1100 Main Street, Kansas City, Missouri, for the following purposes:

     (1) To elect the members of the Board of Directors for the ensuing year or until their successors are duly elected and qualified;

     (2) To approve the appointment of independent public accountants for the Company for 1995; and

     (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 14 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                              BY THE BOARD OF DIRECTORS

                              Lisa M. Henak
                              Secretary

Dated:  April 19, 1995

                       IMPORTANT--YOUR PROXY IS ENCLOSED

          YOU ARE URGED TO SIGN, DATE AND MAIL YOUR PROXY EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE BY PROXY OR YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. BY RETURNING YOUR PROXY PROMPTLY, A QUORUM WILL BE ASSURED AT THE MEETING, WHICH WILL PREVENT COSTLY FOLLOW-UP AND DELAYS.

                         CONCORDE CAREER COLLEGES, INC.

                               CITY CENTER SQUARE
                                1100 MAIN STREET
                             POST OFFICE BOX 26610
                          KANSAS CITY, MISSOURI 64196

                    ---------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 2, 1995

                    ---------------------------------------

                                PROXY STATEMENT

     The proposals in the accompanying proxy are solicited by the Board of Directors of Concorde Career Colleges, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held on June 2, 1995, at 9:00 a.m., Central Time, at City Center Square, Suite 202, 1100 Main Street, Kansas City, Missouri, and any adjournment or postponement thereof. Shares represented by duly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder specifies a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted in accordance with the recommendations made therein with respect to the proposals described in this Proxy Statement. None of the proposals are related to or conditioned upon the approval of any other proposal. Any person giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to its use.

     The Company will bear all the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal contact, telephone or telegraph by the persons named in the accompanying form of proxy, and the Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. This Proxy Statement and the accompanying form of proxy are being mailed or given to stockholders on or about April 19, 1995.

     Only stockholders of record at the close of business on April 14, 1995 will be entitled to notice of, and to vote at, the meeting. On the record date, the Company had 6,952,176 shares of common stock issued and outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote on each matter brought to a vote. Provided a quorum is present, the affirmative vote of a plurality of the shares of common stock voting is required for the election of each nominee.

     Management does not know of any matter, other than those referred to in the accompanying Notice of Annual Meeting, which is to come before the meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, or their substitutes, will vote in accordance with their judgment of the best interests of the Company on such matters.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, with respect to the Company's common stock (the only class of voting securities), (i) the only persons known to be beneficial owners of more than five percent (5%) of any class of the Company's voting securities, (ii) the shares beneficially owned by all directors and named executive officers of the Company and nominees for director, and (iii) the shares beneficially owned by directors and officers as a group, as of February 28, 1995.

==========================================================================================
          NAME AND ADDRESS OF                   AMOUNT AND NATURE OF             PERCENT
           BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP (1)          OF CLASS
- - ------------------------------------------------------------------------------------------
Jack L. Brozman                                     3,457,048(2)                   47.67%
1100 Main Street
Kansas City, Missouri 64105
Estate of Robert F. Brozman                         2,985,324                      41.17%
1100 Main Street
Kansas City, Missouri 64105
David A. Nichols                                       62,000(3)                     .89%
Thomas K. Sight                                           730(4)                     .01%
Samuel Person                                             -0-                        -0-
Michael S. Savely                                         -0-                        -0-
All Directors and Officers as Group                 3,523,778(5)                   48.58%
  (7 persons)
- - ------------------------------------------------------------------------------------------

(1) Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct, and beneficial ownership as shown in the table arises from sole voting power and sole investment power.

(2) Includes 2,985,324 shares held by the Estate of Robert F. Brozman, of which Jack L. Brozman is executor, 171,724 shares held directly and 300,000 shares issuable pursuant to an option which is currently exercisable.

(3) Includes 20,000 shares held directly and 42,000 shares held in the Joyce A. Nichols Trust of which Mr. Nichols is a beneficiary.

(4) Held jointly with Fay Sight, Mr. Sight's spouse.

(5) Includes 300,000 shares which are subject to options exercisable within 60 days of February 28, 1995, for all directors and officers as a group.

===============================================================================

                              Proxy Statement -2-

                                   DIRECTORS

   The number of Directors constituting the Board of Directors has been fixed in the Bylaws of the Company at three. The shares represented by the enclosed proxy will be voted, unless otherwise indicated, for the election of the three nominees for director named below. The directors to be elected at the Annual Meeting will serve for one year or until their successors are duly elected and qualified. In the unanticipated event that any nominee for director should become unavailable, the Board of Directors, at its discretion, may designate a substitute nominee, in which event such shares will be voted for such substitute nominee. MANAGEMENT RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR NAMED BELOW.


   NAME OF NOMINEE    SERVED                      PRINCIPAL OCCUPATION FOR
    FOR DIRECTOR      SINCE   AGE           LAST FIVE YEARS AND DIRECTORSHIPS(1)
- - --------------------  ------  ---           ------------------------------------
Jack L. Brozman(3)     1986    44  Chairman of the Board, President and Treasurer of the
                                   Company and CenCor, Inc. ("CenCor") since June
                                   1991.  Mr. Brozman was Chairman of the Board,
                                   President and Treasurer of La Petite Academy, Inc.
                                   ("La Petite") from June 1981 until July 1993.
                                   Mr. Brozman is also a director of CenCor.

David A. Nichols       1988    64  President of Midwest Bank Management, Inc. since
(2)(3)                             1978.  Midwest Bank Management, Inc. is a private
                                   banking management service firm located in Kansas
                                   City, Missouri, of which Mr. Nichols is the sole
                                   stockholder.  Mr. Nichols is also a private consultant
                                   providing services to other banking entities.

Thomas K. Sight        1989    44  President of Bob Sight Lincoln Mercury, an
(2)(3)                             automobile dealership located in Overland Park,
                                   Kansas for more than the prior five years.  Since
                                   January 1992, Chief Executive Officer of Bob Sight
                                   Ford in Lee's Summit, Missouri.
- - ----------

(1) CenCor is affiliated with the Company; in July 1993, La Petite ceased to be affiliated with the Company.
(2) Member of Compensation Committee (Mr. Brozman resigned from the Compensation Committee on January 6, 1994).
(3) Member of Audit Committee.

   The Board of Directors of the Company held eight meetings and acted by unanimous written consent on twenty occasions last year. The Compensation Committee held one meeting last year. The Compensation Committee reviews salaries of certain officers and bonuses of executive officers, administers the Company's stock option plans and generally administers the Company's compensation program. The Audit Committee, which is responsible for oversight of the Company's financial reports, held one meeting last year. The Company's Board of Directors does not have a nominating committee. Last year, each director attended at least 75% of the Board meetings (and at least 75% of the meetings of committees on which he served) during the period for which he was a director (or committee member).

                              Proxy Statement -3-

                              EXECUTIVE OFFICERS

   In addition to Jack L. Brozman, the following persons serve as executive officers of the Company.


     NAME OF
EXECUTIVE OFFICER    AGE                 PRINCIPAL OCCUPATION FOR LAST FIVE YEARS
- - -------------------  ---                 ----------------------------------------
Michael S. Savely     56  Employed by the Company since December 1985, serving in various capacities as School Director, Regional Marketing Director, Regional
                          Director, General Manager, Assistant Vice President and, most recently, Vice President-Operations since August 1989, except from
                          March to April 1989 when he was Western Regional Director of
                          Operations of National Education Corporation, Irvine, California.

M. Gregg Gimlin       49  Employed by Simon-RO (formerly, "RO Corporation"), a
                          manufacturing company, from October 1988 through November 1992.
                          Elected a director of Simon-RO in March 1990, served as Vice
                          President-Finance, Treasurer and Assistant Secretary from June 1991.
                          Served as consultant to CenCor from January 1993 until employed by
                          CenCor as Special Projects Coordinator from March through June
                          1993.  Vice President and Chief Financial Officer of the Company
                          since July 1993.

Samuel Person         64  President and co-founder of Person/Wolinsky Associates, Inc.
                          ("Person/Wolinsky"), the Company's subsidiary which operates CPA
                          Review Courses.  He has served as its President since its formation in
                          1968.

Patrick J. Debold     43  Employed by Brown Mackie College, a proprietary college, from
                          September 1986 through October 1989 as Academic Dean.  Employed by the Company since November, 1989, serving as School Director of Education, National Director of Education, and, since July 1993,
                          Vice President of Education.

                              Proxy Statement -4-

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
                  --------------------------------------------

Summary
- - -------


     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Chief Executive Officer of the Company and the other most highly compensated executive officers affiliated with the Company whose salary and bonus exceeded $100,000 (determined as of the end of last year) for the years ended December 31, 1994, 1993 and 1992:

                           SUMMARY COMPENSATION TABLE

                                                                        Long Term Compensation
                                                                 -------------------------------------
                                   Annual Compensation                    Awards            Payouts
     Name and                                     Other Annual    Restricted                              All Other
     Principal                                    Compensation      Stock       Options       LTIP      Compensation
     Position        Year  Salary ($)  Bonus ($)       ($)       Award(s) ($)     (#)      Payouts ($)       ($)
- - -------------------  ----  ----------  ---------  -------------  ------------  ----------  -----------  -------------
Jack L. Brozman,     1994    125,000          0              0             0   450,000(2)           0              0
Chairman of the      1993    125,000     25,000              0             0   300,000(2)           0              0
Board, President     1992    125,000          0              0             0         0(2)           0              0
and Treasurer of
the Company(1)

Samuel Person        1994    198,000      7,500              0             0         0              0              0
President of         1993    197,000          0              0             0         0              0              0
Person/Wolinsky      1992    129,000    169,000              0             0         0              0              0

Michael S.           1994     93,000      8,000              0             0         0              0              0
Savely, Vice         1993     83,000     26,000              0             0    75,000              0              0
President-           1992     78,000      7,000              0             0         0              0              0
Operations
- - ----------------------

(1) Mr. Brozman also received compensation as CEO of CenCor in 1994 and CEO of both La Petite and CenCor in 1993 and 1992, which compensation is not reflected in the above Summary Compensation Table.

(2) On February 3, 1994, the Company's Compensation Committee granted to Mr. Brozman an option to purchase 750,000 shares of the Company's common stock under the Company's 1994 Incentive Stock Option Plan. Part of the option, the right to purchase 300,000 shares, was granted as compensation for Mr. Brozman's efforts in 1991, 1992 and 1993. The remaining 450,000 shares are subject to vesting based on Company performance in 1994, 1995 and 1996. See, "Option Grants, Exercises and Holdings" and "Compensation Committee Report on Executive Compensation - Chairman and CEO Compensation - Option Grant."

                              Proxy Statement -5-

Option Grants, Exercises and Holdings

     The following table provides further information concerning grants of stock options pursuant to the stock option plans during the 1994 calendar year to the named executive officers:



                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable Value
                                                                                       at Assumed Annual Rates of
                                                                                        Stock Price Appreciation
                                 Individual Grants                                          for Option Term
- - ------------------------------------------------------------------------------------   --------------------------
                                    Percent of Total
                                        Options
                                      Granted to       Exercise or
                        Options       Employees in     Base Price
       Name           Granted (#)     Fiscal Year        ($/Sh)      Expiration Date      5% ($)        10% ($)
- - ------------------    -----------   ----------------   -----------   ---------------      ------        -------
Jack L. Brozman(1)      450,000            88%            .154            2/3/99          79,615        111,553

Samuel Person              0                0               0                0               0             0

Michael S. Savely          0                0               0                0               0             0

- - --------------------
(1) On February 3, 1994, the Company's Compensation Committee granted to Mr. Brozman an option to purchase 750,000 shares of the Company's common stock under the Company's 1994 Incentive Stock Option Plan. The option was granted at an exercise price equal to 110% of the closing price for the Company's common stock on February 3, 1994, and expires on February 3, 1999. Except in the event of death or disability, if Mr. Brozman ceases to be employed by the Company, his option shall terminate three months from the date of termination of employment. Upon a merger, consolidation, reorganization or liquidation of the Company, the option shall become immediately exercisable until the date of expiration of the option or the date the contemplated transaction is consummated. Part of the option, the right to purchase 300,000 shares, was granted as compensation for Mr. Brozman's efforts in 1991, 1992 and 1993 and is immediately exercisable. The option for the remaining 450,000 shares vests ratably over the three years 1994, 1995 and 1996 based on the Company's achievement of a consolidated pre-tax income benchmark for each of those years. In 1994, the option to purchase 150,000 of those 450,000 shares lapsed due to the Company's pre-tax income falling below the required benchmark. See, "Compensation Committee Report on Executive Compensation - Chairman and CEO Compensation - Option Grant."

                              Proxy Statement -6-

     No options were exercised by any of the named executive officers during 1994. The following table provides information with respect to the named executive officers concerning unexercised options held as of the end of the Company's last calendar year:

                       LAST FISCAL YEAR END OPTION VALUES

                                                           Value of Unexercised
                             Number of Unexercised             In-the-Money
                                    Options                       Options
                                 at FY-End (#)               at FY-End ($)(1)

          Name             Exercisable/Unexercisable     Exercisable/Unexercisable
- - -----------------------    --------------------------  -----------------------------
Jack L. Brozman, CEO(2)          300,000/300,000               34,800/34,800

Samuel Person                          0/0                          0/0

Michael S. Savely                    0/75,000                     0/12,750

- - -----------------------
(1) Based on the difference between the mean of the closing bid and asked prices of the Company's common stock on December 31, 1994 and the exercise price of the options.

(2) On February 3, 1994, the Company's Compensation Committee granted to Mr. Brozman an option to purchase 750,000 shares of the Company's common stock under the Company's 1994 Incentive Stock Option Plan. The above table does not reflect the 150,000 shares underlying a portion of that option which lapsed. See, "Compensation Committee Report on Executive Compensation - Chairman and CEO Compensation - Option Grant."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     On January 6, 1994, Mr. Brozman resigned from the Compensation Committee. At 1994 calendar year end, the Compensation Committee of the Board of Directors was comprised of David A. Nichols and Thomas K. Sight. On an annual basis, the Compensation Committee reviews the salaries and bonuses of the executive officers and other employees, administers the 1988 Incentive Stock Option Plan and the 1994 Incentive Stock Option Plan ("Stock Option Plans") and oversees the administration of the Company's compensation program.

     In accordance with Securities and Exchange Commission rules designed to enhance disclosure of companies' policies toward executive compensation, the following report is submitted by the above listed committee members in their capacity as the Board's Compensation Committee. The report addresses the Company's compensation policy as it related to the executive officers for 1994.

                              Proxy Statement -7-

     GENERAL COMPENSATION POLICY. The Compensation Committee of the Board of Directors was, and continues to be, guided by a belief that executive compensation should reflect the profitability and appreciation in the value of the Company (as reflected by the Company's net income or loss and market value of common stock, respectively), while at the same time considering surrounding economic pressures, individual performance and retention of key executive officers. The Compensation Committee has not yet adopted a policy with respect to the $1,000,000 limitation on deductibility of executive compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), since current compensation levels fall significantly below that amount.

     The Compensation Committee believes that the following are the important qualitative considerations in setting executive compensation:

     * Compensation should reflect overall performance of the Company and the executive officer and his or her contribution to the Company's profitability

     *    Compensation should correlate to measurable performance criteria

     *    Compensation should attract and retain valued executive officers

     * Compensation should reflect the executive officers' ability to effectively direct the Company during difficult economic conditions

     CALENDAR 1994 COMPENSATION. To accomplish this compensation policy in 1994, the Company's executive compensation integrated (i) annual base salary,
(ii) bonuses based upon individual agreements utilizing various objective performance goals, and (iii) stock option grants under the Company's Stock Option Plans. The compensation policies, as implemented, endeavor to enhance the profitability of the Company (and, thus, stockholder value) by tying the financial interests of the management with those of the Company.

     Base Salary. As a general matter, an executive officer's base salary is subjectively positioned so as to reflect the experience and performance of such executive officer and the performance of the Company. The Compensation Committee initially determines the amount of base salary based on factors such as prior level of pay, quality of experience, and responsibilities of position. Thereafter, the Compensation Committee grants raises subjectively based on overall Company performance (net income or loss, earnings per share and market value of common stock) and the executive officer's individual performance (based on performance reviews by Jack L. Brozman and/or other executives).

     The amount of raises to the executive officers' base salaries was subjectively determined by Mr. Brozman, with the approval of the Compensation Committee. The decision to raise the base salary was, in part, based on Mr. Brozman's subjective evaluation of each officer's performance and due to the fact that no across the board raises were implemented for 1993. Such raises in base salaries ranged from approximately 7.7% to 18.2% of their previous year's base salary. Mr. Brozman did not receive any increase in salary for 1994. See, "Chairman and CEO Compensation."

                              Proxy Statement -8-

     Bonuses. The Company has certain bonus agreements in place with executive officers (except for Mr. Brozman) which couple objective corporate performance criteria, based on such officer's area of responsibilities, with annual cash compensation. Under such bonus agreements, the named executive officers received a specified percentage of the pre-tax net income of the Company and/or net cash flow from the various Company schools. Based upon the pre-arranged formula contained in each officer's agreement, the Company granted bonuses to certain of its executive officers in 1994. In one instance, a discretionary bonus was subjectively given to an executive officer for such officer's substantial contribution during 1994.

     The performance criteria in the bonus agreements of the executive officers differ depending on the ambit of responsibility for such executive officers.
For example, certain senior executive officers' bonuses are based on either a percent of pre-tax income of the Company or operating income from schools, while the bonuses of executives with direct responsibilities over education functions are based on a percentage of student retention and placement.

     Incentive Stock Option Awards. The Board of Directors and Compensation Committee also award stock options to executive officers under the Stock Option Plans. The Committee believes that stock options are an effective incentive for executives to create value for stockholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. Obviously, when stockholder value decreases, stock options granted to management either decrease in value or have no value. Inversely, when stock prices increase, the stock options become more valuable.

     The determination of whether to grant stock options, whether on an aggregate or individual basis, is in the discretion of the Compensation Committee. In making the determination, the Committee examines (i) the Company's performance, as determined by its operating and net income (loss), earnings per share and the market price of its common stock, (ii) the relation of long-term compensation to short term (cash) compensation, (iii) the number and exercise price of options held by each executive officer, (iv) the total stock holdings of the executive officer, (v) the individual performance of the executive (subjectively determined by Mr. Brozman and other executives), and
(vi) the potential contribution of the executive to the Company. The Compensation Committee does not separately weigh such criteria, but rather subjectively and informally views the mix of information with respect to each executive officer.

     With respect to such criteria, the Compensation Committee decided to grant options to certain executive officers. During 1994, excluding the option granted to Mr. Brozman, the Compensation Committee granted options to purchase 60,000 shares of common stock to executive officers at an exercise price of $.13 per share, which equalled the fair market value of the stock on the date of grant. Since the Company is in the process of attempting to turn the Company around from its financial difficulties over the past several years, the Compensation Committee believes that the long-term nature of granting options is an outstanding vehicle in which to reward executive officers for their efforts to increase stockholder value in the Company.

     The options granted were incentive stock options under the Code which means that the officers will not have to pay taxes upon exercise of the options and the Company will not receive a tax deduction.

                              Proxy Statement -9-

     CHAIRMAN AND CEO COMPENSATION. Jack L. Brozman, Chairman and CEO of the Company, is subject to the same general compensation package as the other executives, except that Mr. Brozman is eligible for an annual bonus in such amount as the Compensation Committee may determine based on such factors as the Compensation Committee deems appropriate.

     For 1994, the Compensation Committee decided not to increase Mr. Brozman's base annual salary. While the Compensation Committee believes that Mr. Brozman's leadership and commitment level to the Company was excellent during such difficult times, the Committee did not feel it appropriate to raise Mr. Brozman's base salary, but rather more directly tie Mr. Brozman's financial interests with the performance of the Company. For the same reasons, the Compensation Committee decided not to grant Mr. Brozman a bonus in 1994.

     Option Grant. At the July 1993 annual meeting of the Compensation Committee, the Committee decided to engage (and in September 1993 did engage) an outside compensation consultant to address Mr. Brozman's compensation package. Mr. Brozman abstained from such vote. The Compensation Committee believed that Mr. Brozman should have a reasonable compensation package reflecting both his past contributions over the last two and one-half years and his future performance. Pursuant to the compensation consultant's recommendation, on February 3, 1994, the Committee granted Mr. Brozman an option to purchase 750,000 shares of Company common stock. Part of the option, the right to purchase 300,000 shares, was granted as compensation for Mr. Brozman's leadership, as described below, in 1991, 1992 and 1993, which the Committee believes was critical in the Company's survival. The option for the remaining 450,000 shares vests ratably over the three years 1994, 1995 and 1996 based on the Company's achievement of a consolidated pre-tax income benchmark for each of those years. In 1994, the option to purchase 150,000 of those 450,000 shares lapsed due to the Company's pre-tax income falling below that benchmark.

     In evaluating Mr. Brozman's performance over the last two and one-half years, the Committee specifically recognized the following: (i) Mr. Brozman spearheaded the disposition of Southern Career Institute and closure of the Company's schools in Texas. Those schools did not have lenders for financial aid and, therefore, the Company was required to take sizable write-downs of the Company's accounts receivable. (ii) Mr. Brozman implemented effective short and long term expense reduction programs to trim the Company's expenditures. With the loss of the revenue from the closure and sale of various schools, such cost reduction programs are an integral part of the Company's turnaround strategy.
(iii) Mr. Brozman undertook an aggressive and successful reorganization of the Company's management team and home office. See, "Compensation Committee Interlocks and Insider Participation - Mr. Brozman's relationship with CenCor," below. (iv) Mr. Brozman was able to attract school lenders to provide loans to aid students in paying the tuition at the Company's various schools. (v) Mr. Brozman was integrally involved with the successful resolution of certain lawsuits against the Company. (vi) Mr. Brozman successfully worked with the Company's bank lenders to restructure certain of the Company's secured debt.
(vii) Mr. Brozman developed the Company's turnaround strategy and ongoing strategic plan. (viii) Finally, Mr. Brozman has excelled in managing the Company's responses to the Department of Education ("DOE") in connection with the Company's ongoing disputes regarding the DOE's published default rates, Title IV funding, as well as other matters.

                              Proxy Statement -10-

For more information regarding the DOE disputes, see the Annual Report on Form 10-K of the Company.

     SUMMARY. The Compensation Committee believes that the executive officers of the Company are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies and programs contribute to achieving this senior management focus. The Compensation Committee believes that the compensation levels during 1994 adequately reflect the Company's compensation goals and policies.

     The Compensation Committee report is submitted by:

                      David A. Nichols    Thomas K. Sight

Compensation of Directors

     Each non-officer director is paid a director's fee of $250 for meetings of the Board of Directors which he attends. Officer-directors do not receive fees for attendance at meetings. The Company paid a total of $3,500 in Board of Director and special committee fees during 1994.

Employment Contract, Termination of Employment and Change in Control
Arrangements

     Mr. Person has conducted the business of Person/Wolinsky under an employment agreement since Person/Wolinsky was acquired by CenCor in 1984. The employment agreement has been amended from time to time subsequent to 1984 to revise salary and bonus compensation.

     The employment agreement currently in effect was amended May 1, 1993 and November 1, 1994. These agreements provided that Mr. Person receive $16,500 per month in salary for the periods May 1, 1993 through October 31, 1994, and November 1, 1994 through April 30, 1995.

     Mr. Person is expected to devote only two and one-half days per week to the business of Person/Wolinsky. Mr. Person may devote his remaining time to activities which do not conflict with the Company's business. In addition, Mr. Person has agreed not to compete with Person/Wolinsky for a three year period in certain areas following termination of his employment.

     The amendment currently in effect further stipulates that for the period May 1, 1995 through April 30, 1996, Mr. Person will receive $10,000 per month in salary, and will devote an average of forty hours per month to the business of Person/Wolinsky.

                              Proxy Statement -11-

Compensation Committee Interlocks and Insider Participation

     At December 31, 1994, the Compensation Committee consisted of David A. Nichols and Thomas K. Sight. Mr. Brozman, an officer of the Company in the capacities of Chairman of the Board, President and Treasurer, served on the Compensation Committee until January 6, 1994, and directly participated in decisions affecting compensation of executives while on the Compensation Committee.

     MR. BROZMAN'S RELATIONSHIP WITH CENCOR.   To the extent certain officers,
directors or beneficial holders of 5% of the Company's voting securities hold positions as officers of CenCor, or own more than 5% of CenCor's voting securities, these individuals have an indirect interest in the various transactions between the Company and CenCor. Jack L. Brozman, who is Chairman of the Board, President and Treasurer and holds voting rights for more than 5% of the Company's voting securities (by virtue of his position as executor and trustee of the Estate of Robert F. Brozman (the "Estate") and R. F. Brozman trust, respectively), is also Chairman of the Board, President and Treasurer of CenCor and beneficially owns more than 5% of the voting securities of CenCor.

     As of March 31, 1988, the Company acquired, at book value, all the assets and assumed all the liabilities of the career training division of CenCor. As of June 30, 1988, the Company was spun-off to the stockholders of CenCor. In connection with its spin-off, the Company agreed to act as obligor on certain publicly-issued debt of CenCor, in the original principal amount of $6,500,000 (the "CenCor Debt"), pursuant to an Agreement for Transfer of Assets and Assumption of Liabilities entered into in March of 1988. In that agreement, the Company agreed to be responsible for the payments to the CenCor Debt noteholders and to indemnify CenCor with respect to such payments. The Company suspended principal and interest payments on the CenCor Debt in the fall of 1992. In that connection, the Company and CenCor decided to restructure the arrangement so that the Company would not be responsible for the payments on the CenCor Debt.

     Accordingly, the Company and CenCor executed a restructuring agreement (the "Restructuring Agreement") and agreed, effective October 30, 1992, as follows:
(i) the Company will not be obligated to pay the noteholders of the CenCor Debt;
(ii) the Company delivered a Junior Secured Debenture (the "Debenture") to CenCor in the principal amount of $5,422,000 (the amount of principal and interest due on the CenCor Debt as of October 30, 1992) which Debenture is secured by a lien on substantially all the Company's assets and junior to the Company's secured bank lender; (iii) the Debenture bears interest ranging from prime plus 1-1/2% to prime plus 2-1/2% per annum and provides for principal and interest payments commencing September 30, 1995 based on a ten year amortization schedule; (iv) the Company will make an additional contingent payment to CenCor on August 31, 1997 in an amount equal to 25% of the market value of the Company's outstanding common stock in excess of $3,500,000; and (v) the Company will reimburse CenCor $100,000 for the expenses incurred by CenCor in connection with the Restructuring Agreement.

                              Proxy Statement -12-

     As of December 31, 1993, the Company and CenCor agreed to amend the Restructuring Agreement to provide for the assignment of certain of the Company's receivables to CenCor as payment for all interest accrued on the Debenture through December 31, 1993, totaling $559,353.

     Effective November 15, 1994 CenCor exchanged $3,000,000 face value of the Debenture for 300,000 shares of Cumulative Preferred Stock (the "Preferred Stock") with a $.10 par value and a per share liquidation preference of $10.00. Cumulative quarterly dividends will accrue at a rate equal to 73% of the then current interest rate on the Debenture. The Preferred Stock has no mandatory redemption date but the Company may redeem the Preferred Stock, in whole or in part, at any time, at liquidation value plus accrued cumulative dividends. In addition, the Company assigned to CenCor additional accounts and notes receivable with a face value of approximately $15,000,000 that had been charged-off by the Company in the normal course of business. This assignment was on terms and conditions similar to those set forth in the December 31, 1993 amendment, and discharged approximately $495,000 of interest, which represents the amount of interest that accrued through December 31, 1994. Management believes that the amount of receivables assigned to CenCor in 1994 and 1993 were reflective of the estimated collectability of the related receivables. The balance of the debenture was $2,422,000 at December 31, 1994.

     Except as otherwise provided above, to the extent any interest of Jack L. Brozman in the transactions between the Company and CenCor arose solely from his position as an officer in CenCor and his attributed ownership of more than 5% equity ownership in CenCor, a value cannot be assigned to such indirect interest.

     There can be no assurance that other potential conflicts will not arise among the Company and CenCor as a result of their sharing certain personnel.
The resolution of any such conflicts will be through negotiation among the Company and CenCor, based upon the conflicting needs of the two companies, the financial condition of the Company, if relevant, and overall fairness to each of the parties. Management believes that the terms of the arrangements between the Company and CenCor described have been fair and reasonable to the Company.

                              Proxy Statement -13-

                              COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns for the Company, broad market NASDAQ index and an industry index since close of business on December 31, 1989.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
       (CONCORDE CAREER COLLEGES, INC., NASDAQ INDEX AND INDUSTRY INDEX)


                             [GRAPH APPEARS HERE]

Measurement Period           CONCORDE
(Fiscal Year Covered)        CAREER COLLEGES    NASDAQ INDEX   INDUSTRY INDEX
- - -------------------          ---------------    ------------   --------------
Measurement Pt-
12/31/89                     $100.00            $100.00        $100.00
FYE 12/31/90                 $ 65.05            $ 81.12        $ 63.61
FYE 12/31/91                 $ 36.14            $104.14        $134.03
FYE 12/31/92                 $  0.91            $105.16        $108.89
FYE 12/31/93                 $  2.70            $126.14        $ 98.63
FYE 12/31/94                 $  5.20            $132.44        $ 63.35

     The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, broad based NASDAQ index and industry index is based on the stock prices at the close of business on December 31, 1989, assuming a $100 investment. The above performance graph, prepared by Media General Financial Services, Inc., compares the annual performance of the Company with that of the broad market NASDAQ index and an industry index with investment weighted on market capitalization. The industry index is comprised of all those companies with a four digit Standard Industrial Classification ("SIC") code of 8249 (Vocational Schools).

                              Proxy Statement -14-

                            TRANSACTIONS WITH CENCOR

     See, "Compensation Committee Interlocks and Insider Participation - Mr. Brozman's Relationship with CenCor."

                               OTHER TRANSACTIONS

     Person/Wolinsky, the Company's subsidiary which operates the CPA review courses, has an arrangement with subsidiaries of Century Acceptance Corporation ("CAC"), a wholly owned subsidiary of CenCor. In consideration for CAC being willing to finance Person/Wolinsky's students' tuition at a 14% interest rate, Person/Wolinsky guaranteed repayment of the loans in the event of default. During 1994, Person/Wolinsky paid approximately $17,500 to CAC on such guarantees. Less than 10% of its student tuition is currently financed through CAC. As of December 31, 1994, CAC had approximately $296,000 of gross installment receivables outstanding relating to students of the CPA Review Courses.

     Management believes that these transactions with the Company and other affiliates of the Company have been made on no less favorable terms than could be obtained from unaffiliated third parties.

                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     For 1994, Price Waterhouse LLP examined the financial statements of the Company and its subsidiaries, including reports to stockholders, the Securities and Exchange Commission and others.

     The Board of Directors has selected and appointed Price Waterhouse LLP as the independent public accountants for the Company for the year 1995.

     The following resolution will be offered at the Annual Meeting:

     "RESOLVED, the action of the Board of Directors in appointing Price Waterhouse LLP as the independent public accountants of the Company for 1995 is hereby approved."

     It is not anticipated that representatives of Price Waterhouse LLP will attend the Annual Meeting. Thus, there will be no opportunity for them to make a statement or to be available to respond to questions by stockholders.

                             STOCKHOLDER PROPOSALS

     In the event any stockholder intends to present a proposal at the Annual Meeting of Stockholders to be held in 1996, such proposal must be received by the Company, in writing, on or before December 12, 1995, to be considered for inclusion in the Company's next Proxy Statement.

                              Proxy Statement -15-

                        VOTING PROXIES AND OTHER MATTERS

     Proxies will be voted in accordance with the choices specified on the form of proxy. If no choice is specified, shares will be voted: (i) "FOR" the nominees listed on the proxy and in this Proxy Statement; and (ii) "FOR" approval of the appointment of Price Waterhouse LLP as the independent public accountants for the Company for 1995.

     Management of the Company does not intend to present any business to the Annual Meeting except as indicated herein and presently knows of no other business to be presented at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxy in accordance with their judgment of the best interests of the Company on such matters.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN TO THE COMPANY THE ACCOMPANYING PROXY. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


                                       BY THE BOARD OF DIRECTORS


                                       Lisa M. Henak
                                       Secretary

APRIL 19, 1995

                             Proxy Statement -16-

                        CONCORDE CAREER COLLEGES, INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 2, 1995
 THIS PROXY AND EACH OF THE PROPOSALS ARE SOLICITED ON BEHALF OF THE BOARD OF
                                   DIRECTORS

     The undersigned hereby appoints Jack L. Brozman and Lisa M. Henak, jointly and individually, as Proxies with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Concorde Career Colleges, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 2, 1995 or any adjournment or postponement thereof.

1. Election of Directors.

   [_] FOR ALL NOMINEES LISTED BELOW                [_] WITHHOLD AUTHORITY
       (except as marked to the contrary below)         to vote for all nominees
                                                        listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                       LINE THROUGH THE NOMINEE'S NAME.)

             JACK L. BROZMAN, DAVID A. NICHOLS and THOMAS K. SIGHT

2. Ratification and approval of the appointment of Price Waterhouse LLP as the independent public accountants for 1995.

               [_] FOR          [_] AGAINST          [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (Please see reverse side.)

                (See reverse side for matters to be voted on.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. NONE OF THE PROPOSALS ARE RELATED TO OR CONDITIONED ON THE APPROVAL OF ANY OTHER PROPOSAL. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please date, sign and return this Proxy card by mail, postage prepaid.

                                   DATED:                                 , 1995
                                         --------------------------------

                                   Signature
                                            ------------------------------------

                                   Signature if held jointly
                                                            --------------------
                                   (Please sign exactly as name appears to the left. When stock is registered jointly, all owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)

                                                             -------------------